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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check box if no
    longer subject             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    of Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    EVANGELOU                       EVANGELOS
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    VI FOSA 37 M.4S
--------------------------------------------------------------------------------
                                   (Street)

    WARSAW                         POLAND                            02 768
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol CENTRAL EUROPEAN DISTRIBUTION CORP.
                                             -----------------------------------
    (CEDC)
    ------

3.  IRS Identification Number of Reporting Person, if an Entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   06/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

===============================================================================
6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [_] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

        Chief Operating Officer

    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by one Reporting Person
    [_] Form filed by more than one Reporting Person

    ----------------------------------------------------------------

    ================================================================
        Table I--Non-Derivative Securities Acquired, Disposed of, or
                              Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock                                              (A)                 40,200                D
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
              (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code  V  (A)    (D)

-----------------------------------------------------------------------------------------------------------------------------
Central Euuropean                  $4.00               4/23/01                     A                         5,000
   Distribution Corporation
   Common Stock

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                (Instr. 4)                                      (Instr.     ficially                       Owner-
                               --------------------------------------------     5)          Owned                          ship
                               Date     Expira-              Amount or                      at End                         (Instr.
                               Exer-    tion         Title   Number of                      of                             4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  (D) Date        Expiration      Title    Amount                                        45,200           (D)
      Exercisable Date                     of Number
                                           of shares

  4/23/02         4/23/11         Common   5,000
                                  Stock


                           (Print or Type Responses)

Form 4-07/98
                                                                          (Over)
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Critical Violations.

           /s/ EVANGELOS EVANGELOU                 6/10/01
--------------------------------------------  -----------------
        **Signature of Reporting Person             Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 3